Exhibit 99.1

Genesis Fluid Solutions Holdings, Inc. Announces
Completion of Merger Transaction, $3.5 Million Equity Financing and Begins Trading Under Symbol “GSFL”

Colorado Springs, CO, November 20, 2009 — Genesis Fluid Solutions Holdings, Inc. (GSFL:OTCBB), a designer and developer of waterway restoration, mining and paper mill (water) remediation technology and equipment, today announced the completion of a merger transaction and the commencement of its stock trading under the symbol “GSFL” on the OTC Bulletin Board on Monday, November 23, 2009.

In connection with the merger on October 30, 2009, the Company raised approximately $3.5 million through the sale of common stock and warrants. In addition, the Company had previously raised $675,000 through the sale of promissory notes, all of which converted into shares of common stock and warrants in connection with the merger. The proceeds from these financings will be used primarily for equipment purchases, repayment of existing indebtedness and general working capital. After accounting for the merger and financings, the Company currently has 14,971,000 shares of common stock outstanding.

Michael Hodges, President and Chairman of the Company, stated “This represents a major milestone for our company. I am pleased to have completed this transaction, as it enables us to broaden our investor base and create a liquid market for our stock. As a publicly-traded company, we believe that we will be in a better position to take advantage of the growing opportunities emerging in our industry.”

About Genesis Fluid Solutions

Genesis Fluid Solutions Holdings, Inc., through its wholly-owned subsidiary, Genesis Fluid Solutions, Ltd. (“Genesis”), is engaged in the design and development of waterway restoration, mining and paper mill (water) remediation technology and equipment. Genesis holds various United States and international patents and patent applications on waterway restoration and remediation technology, and seeks to license such technology and equipment to others, as well as to enter into contracts for the performance of water restoration and remediation. For more information about Genesis, visit www.genesisfluidsolutions.com.

Forward Looking Statement Disclaimer

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company’s actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “believes,” “belief,” “expects,” “expect,” “intends,” “intend,” “anticipate,” “anticipates,” “plans,” “plan,” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with Securities and Exchange Commission.

For further information, please contact:

Liviakis Financial Communications, Inc.
Investor Relations Contact:
John Liviakis
(415) 389-4670
John@Liviakis.com